QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 1

Joint Filing Agreement

        Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, each of the parties to this Joint Filing Agreement (this "Agreement") agrees that the statement on Schedule 13G with respect to the common stock issued by US Airways Group, Inc., to which this Agreement is attached as an Exhibit, is filed on behalf of each such party and that any amendments to the attached Schedule 13G will likewise be filed on behalf of each such party.

        IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be executed on July 10, 2002.

AON CORPORATION
By:	/s/ PATRICK G. RYAN
	Name:	Patrick G. Ryan
	Title:	Chairman and Chief Executive Officer
AON FIDUCIARY COUNSELORS INC.
By:	/s/ DONALD C. INGRAM
	Name:	Donald C. Ingram
	Title:	Chairman and Chief Executive Officer

QuickLinks

  EXHIBIT 1